                                                                   EXHIBIT 10.9


                                                          February 22, 1996



Aristo International Corporation
152 West 57th Street
29th Floor
New York,  10019-3301

Attn:      Mr. Mouli Cohen
           President and CEO

Dear Mr. Cohen:

         We are pleased to confirm our mutual understanding concerning the retention by Aristo International Corporation (collectively with its subsidiaries and affiliates, the "Company") of Allen & Company Incorporated ("Allen") to act as the Company's financial advisor on the terms set forth herein.

         1. SCOPE OF ENGAGEMENT. (a) In connection with this engagement, Allen will familiarize itself with the Company's business, as well as its historical financial results and its future prospects, with a view to assisting the Company in formulating an overall plan for its corporate and financial development. Allen will also assist the Company with specific transaction proposals which merit consideration by you. Initially, Allen will advise the Company regarding a possible acquisition of, or investment in, Time Warner Interactive or any of its divisions or affiliates ("TWi"), which transaction may take the form of a merger or consolidation, stock or asset purchase, joint venture, strategic alliance or otherwise (a "TWi Transaction"). In connection therewith, Allen will review and evaluate TWi's business and financial condition, its historical and projected results of operations, and the current condition of the arcade, personal computer and console game industries as well as any recent trends, all with a view to advising the Company regarding the relative benefits of any proposed TWi Transaction. Allen will further provide advice on the structuring and financing of any proposed TWi Transaction and will assist in negotiating with TWi on behalf of the Company.

                  (b) In addition, if during the term of this engagement the Company proposes to participate in any transaction which would generally require the services of an investment banker or financial advisor, as the case may be, on a fee paying basis, including matters relating to (i) the raising of debt or equity capital, both public and private, (ii) possible mergers or stock or asset acquisitions, (iii) sales or other dispositions of businesses or assets, (iv) stock repurchases,

Aristo International Corporation
February 22, 1996
Page 2


recapitalizations or restructurings, (v) joint ventures, strategic alliances or corporate partnering arrangements and (vi) other financial or corporate matters with which the Company may from time to time require assistance, Allen shall have the right, subject to the provisions of paragraph 2(b) below, to act as the Company's investment banker or financial advisor in connection with such transaction. Allen shall also have the right, subject to the provisions of paragraph 2(b) below, to act as the Company's managing underwriter or placement agent with respect to any public or private offering of the Company's securities in excess of $5 million in market value initiated during the two-year period commencing on the date hereof.

         2. ADVISORY FEES AND EXPENSES. (a) In consideration for the services described in paragraph 1(a) above, the Company shall pay to Allen an initial fee of $100,000 payable monthly in arrears during the term hereof and shall issue to Allen, as soon as practicable after the signing hereof, the Warrants (defined below) (the "Initial Fee"). The total fee payable by the Company with respect to any TWi Transaction shall be equal to the amount of the Initial Fee.

                  (b) In addition, before commencing any specific assignment on the Company's behalf as referred to in paragraph 1(b) hereof, other than a TWi Transaction, the Company and Allen will discuss and mutually determine a reasonable and customary fee or fee scale to be paid to Allen in connection therewith (a "Transaction Fee"), and it is understood that if the Company determines not to pursue a TWi Transaction, the Company shall be entitled to a credit of $500,000 against the next Transaction Fee, if any, due to Allen. If Allen and the Company do not mutually agree to a reasonable Transaction Fee for a specific assignment as referred to in paragraph 1(b) hereof, other than a TWi Transaction, then the Company shall have the right to pursue such assignment with another investment banker or financial advisor without fee payments to Allen for such transaction and without reducing the aforementioned credit of $500,000 available to us against another Transaction Fee should the Company not pursue a TWi Transaction.

                  (c) As used herein, the "Warrants" shall mean warrants, exercisable by the holder thereof from time to time after the first anniversary of the date of issuance and prior to the fifth anniversary of the date of issuance, to purchase 448,101 shares of the Company's Common Stock at an exercise price of $8.25 per share. The Warrants will be evidenced by a warrant certificate (the "Warrant Certificate") which shall contain other customary terms, as well as provisions for registration rights and conversion rights.

                  (d) No fee payable to any other financial advisor, by the Company or any other person or entity in connection with the subject matter of this engagement, shall reduce or otherwise affect any fee payable hereunder.

Aristo International Corporation
February 22, 1996
Page 3


                  (e) In addition to any fees described above, whether or not any transaction is consummated, the Company shall reimburse Allen, upon request from time to time, for all reasonable out-of-pocket expenses incurred pursuant to our engagement hereunder, including any consultants and advisors retained by us with your consent.

         3. TERM AND TERMINATION. The initial term of this engagement shall be for a period of twelve months from the date hereof and may be extended as the parties shall mutually agree, subject to the establishment of arrangements for additional compensation and other appropriate terms for such extension.

                  Notwithstanding termination of this engagement or completion of any assignment hereunder, however, Allen shall be entitled to the payment of a fee for any transaction as established pursuant to paragraph 2 hereof, whether or not such transaction relates to an entity introduced or identified by Allen, if such transaction is consummated, or if any agreement or arrangement respecting such transaction is made, prior to the expiration of the term or the termination of this engagement. Allen shall also be entitled to the payment of such fee if after the date of expiration or termination, but prior to the first anniversary of such date, the Company or any of its securityholders or affiliates consummates a transaction with any entity identified by or introduced to the Company through Allen or with which Allen had contact on behalf of the Company.

                  Any termination of this engagement pursuant to this paragraph 3 shall otherwise be without liability or continuing obligation for either party, except for fees or other compensation earned or expenses incurred by Allen up to the date of termination, or fees which may be earned after such date as provided above. Furthermore, the provisions of paragraph 6 hereof relating to indemnification and contribution shall remain operative and in full force and effect, notwithstanding the termination of this engagement or the completion of any or all assignments hereunder.

         4. PUBLIC ANNOUNCEMENTS. Prior to any press release or other public disclosure relating to our services hereunder, the Company and Allen shall confer and reach an agreement upon the contents of any such disclosure. Notwithstanding the foregoing, except as required by any applicable law, rule or regulation, no party shall make any public announcement regarding this engagement or our relationship with the Company thereunder without the prior consent of the other party.

         5. RESPONSIBILITY FOR DISCLOSURE. The Company shall provide Allen all information material to its business and operations as well as any other relevant information which Allen reasonably requests in connection with the performance of its services hereunder. The Company represents and warrants to Allen that, to the best of its knowledge, all such information, and all

Aristo International Corporation
February 22, 1996
Page 4


information released to the public or filed by the Company with any relevant government agency or regulatory body, will be accurate and complete at the time it is furnished or filed, and the Company agrees to keep Allen advised of all material developments affecting the Company through the later of the term of our engagement or completion of any transaction in which Allen is involved. The Company understands that Allen will, in coordination with the Company, be providing such information to prospective purchasers or investors and other appropriate parties, and shall be entitled to rely on the accuracy or completeness of any and all such information. In addition, the Company acknowledges that, in rendering its services hereunder, Allen will be using and relying on information provided by the Company and the other parties to any proposed transaction, as well as information available from public sources and other sources deemed reliable by Allen, without independent verification by Allen. Allen does not assume responsibility for the accuracy or completeness of any such information.

         6. INDEMNIFICATION AND CONTRIBUTION. The Company agrees that in the event Allen or any of Allen's officers, employees, agents, affiliates or controlling persons, if any (each of the foregoing, including Allen, an "Indemnified Person"), become involved in any capacity (whether or not as a party) in any action, claim, proceeding or investigation (including any security holder action or claim or any action brought by or in the right of the Company) related to or arising out of our engagement, including any related services already performed and any modifications or future additions to such engagement, the Company will promptly reimburse each such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) as and when they are incurred in connection therewith.

                  In addition, the Company will indemnify and hold harmless each Indemnified Person from and against, and no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors for, any losses, claims, damages, liabilities or expenses related to or arising out of our engagement, any services provided thereunder or any transactions or proposed transactions related thereto, including any related services already performed and any modifications or future additions to such engagement, whether or not any pending or threatened action, claim, proceeding or investigation giving rise to such losses, claims, damages, liabilities or expenses is initiated or brought by or on behalf of the Company and whether or not in connection with any action, claim, proceeding or investigation in which the Company or any Indemnified Person is a party, except to the extent that any such loss, claim, damage, liability or expense is found by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or review to have resulted directly and primarily from such Indemnified Person's bad faith or gross negligence.

                  If for any reason the foregoing indemnification is held unenforceable, then the Company shall contribute to the loss, claim, damage, liability or expense for which such

Aristo International Corporation
February 22, 1996
Page 5


indemnification is held unenforceable in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by the Company and its security holders on the one hand and the party entitled to contribution on the other hand in the matters contemplated by this engagement, as well as the relative fault of the Company and such party with respect to such loss, claim, damage, liability or expense and any other relevant equitable considerations. The Company agrees that, to the extent permitted by applicable law, in no event shall the Indemnified Persons be responsible for or be required to contribute amounts which in the aggregate exceed the fees actually paid to Allen for such financial advisory and investment banking services.

                  The Company's reimbursement, indemnity and contribution obligations under this letter shall be in addition to any liability which the Company may otherwise have and shall not be limited by any rights Allen or any other Indemnified Person may otherwise have. The Company agrees that, without Allen's prior written consent, which will not be unreasonably withheld, the Company will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, proceeding or investigation in respect of which indemnification or contribution could be sought hereunder (whether or not Allen or any other Indemnified Person is an actual or potential party to such claim, action, proceeding or investigation), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action, proceeding or investigation.

                  The provisions of this paragraph 6 shall remain in effect indefinitely, notwithstanding the completion of this assignment, the expiration of the term hereof or any other termination of this engagement.

         7. MISCELLANEOUS. No waiver, amendment or other modification of this agreement shall be effective unless in writing and signed by each party to be bound hereby. This agreement, and any claim related directly or indirectly to this agreement, shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements executed and to be fully performed therein. No such claim shall be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York. Allen and the Company (on the Company's own behalf and, to the extent permitted by applicable law, on behalf of its stockholders and creditors) waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of our engagement. The obligations of this agreement shall be binding upon and shall inure to the benefit of the parties hereto, the Indemnified Persons hereunder and any of their successors, assigns, heirs and personal representatives.

Aristo International Corporation
February 22, 1996
Page 6


         Please confirm that the foregoing is in accordance with your understanding of the terms of our engagement by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement between us.



                                      Very truly yours,

                                      ALLEN & COMPANY INCORPORATED


                                      By:   _______________________________
                                            Robert H. Cosgriff
                                            Managing Director


Accepted and agreed to as of the date first above written:

ARISTO INTERNATIONAL CORPORATION


By:    _________________________________
       Name:
       Title: